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                                                                     Exhibit 5.1



                                January 28, 1998



Autodesk, Inc.
111 McInnis Parkway
San Rafael, California  94903

     Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 28, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 850,000 additional shares under the Nonstatutory Stock Option Plan, (which Plan is referred to herein as the "Plan" and which Shares are referred to herein as the "Shares"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ Wilson Sonsini Goodrich & Rosati